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                                                                               .
                                                                    Exhibit 12.1

                                    Three Months Ended
                                         March 31,                                Year ended December 31,
                                  -----------------------   ------------------------------------------------------------------
           Amounts in 000's           2006         2005        2005         2004          2003          2002           2001
EARNINGS AS DEFINED:
  Income (Loss) From
    Continuing Operations
      After Interest Charges      $   13,272   $   12,137   $   52,074   $   18,577      ($23,275)     ($13,968)  $     22,743
  Income Taxes                         7,672        7,055       28,379          325       (12,237)       (4,491)        10,260
                                  -----------------------   ------------------------------------------------------------------
  Income (Loss) From
    Continuing Operations
    before Income Taxes               20,944       19,192       80,453       18,902       (35,512)      (18,459)        33,003

  Fixed Charges                       19,627       19,105       72,652       67,685       101,514        79,303         68,305
  Capitalized Interest                  (630)        (290)      (1,504)      (2,849)       (3,276)       (1,858)          (660)
      Total                       $   39,941   $   38,007   $  151,601   $   83,738    $   62,726    $   58,986   $    100,648
                                  =======================   ==================================================================


FIXED CHARGES AS DEFINED:         $   19,627      $19,105   $   72,652   $   67,685    $  101,514    $   79,303   $     68,305
  Interest Expensed
    and Capitalized (1)                   --           --           --           --            --            --             --
                                  -----------------------   ------------------------------------------------------------------
      Total                       $   19,627       19,105       72,652   $   67,685    $  101,514    $   79,303   $     68,305
                                  =======================   ==================================================================

RATIO OF EARNINGS TO
  FIXED CHARGES                         2.04         1.99         2.09         1.24                                       1.47

  DEFICIENCY                      $       --   $       --   $       --   $       --    $   38,788    $   20,317    $        --


(1) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.